Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-3 File No. 333-140968, which will be filed by Ampal-American Israel Corporation in October 2007, of our report dated March 29, 2007 relating to the financial statements of Ophir Holdings Ltd’s 2006 Annual Report to Shareholders, which appears in Ampal-American Israel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Kesselman & Kesselman CPAs (ISR) A member of Pricewaterhouse Coopers International Limited

Tel-Aviv, Israel
October 17, 2007